SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act

of 1934 (Amendment No. )

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Marshall & Ilsley Corporation

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MARSHALL & ILSLEY CORPORATION

770 North Water Street

Milwaukee, Wisconsin 53202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 2006

TO THE SHAREHOLDERS OF MARSHALL & ILSLEY CORPORATION:

The 2006 Annual Meeting of Shareholders of Marshall & Ilsley Corporation (the “Company”) will be held at the Pabst Theater, 144 East Wells Street, Milwaukee, Wisconsin, on Tuesday, April 25, 2006 at 10:00 a.m., local time, for the following purposes:

(1)	To elect five individuals to serve as Class I directors until the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2006;

(3)	To approve the Marshall & Ilsley Corporation 2006 Equity Incentive Plan;

(4)	To vote on a shareholder proposal to request the Company’s Board of Directors to declassify the Company’s Board; and

(5)	To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

Shareholders of record at the close of business on March 1, 2006 are entitled to notice of and to vote at the Annual Meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the accompanying proxy in the enclosed envelope, by a telephone vote or by voting electronically via the Internet. Instructions for telephonic voting and electronic voting via the Internet are contained on the accompanying proxy. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of the Company in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction with this Proxy Statement, or you may need to contact your broker, bank, or other nominee to determine whether you will be able to vote electronically using the Internet, telephonically, or what is required to vote your shares in person at the Annual Meeting.

RANDALL J. ERICKSON, Senior Vice President,

General Counsel and Secretary

March 16, 2006

MARSHALL & ILSLEY CORPORATION

770 North Water Street

Milwaukee, Wisconsin 53202

March 16, 2006

Proxy Statement

The proxy you received is solicited by the Board of Directors of Marshall & Ilsley Corporation (the “Company” or “M&I”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, April 25, 2006 at the Pabst Theater, 144 East Wells Street, Milwaukee, Wisconsin. At the Annual Meeting, the shareholders of the Company will vote on proposals to (1) elect five Class I directors, each of whom will hold office until April 2009 and, with respect to each director, until his or her successor is elected and qualified, (2) ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006, (3) approve the 2006 Equity Incentive Plan and (4) vote on a shareholder proposal to request the Company’s Board of Directors to declassify the Company’s Board.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $16,500, plus administrative costs and any reasonable out-of-pocket disbursements. The Proxy Statement and the Proxy Card are being sent to the Company’s shareholders commencing on or about March 16, 2006. Shareholders who have consented to electronic delivery of the Proxy Statement and the Company’s Annual Report to Shareholders will receive those documents via posting on M&I’s web site: www.micorp.com/ereports.html.

Each shareholder of record at the close of business on March 1, 2006 will be entitled to one vote for each share of common stock registered in such shareholder’s name. The Company has one class of capital stock outstanding: its $1.00 par value common stock (the “Common Stock”). As of March 1, 2006, the Company had 235,895,176 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

Any shareholder executing and delivering his or her proxy may revoke the same at any time before it is voted by advising the Secretary of the Company in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the “Reinvestment Plan”) administered by Continental Stock Transfer & Trust Company, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by Continental Stock Transfer & Trust Company for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

If you are a participant in the 2000 Employee Stock Purchase Plan or the M&I Retirement Program, shares held in your account have been separately designated on the proxy card and will be voted at the Annual Meeting in the same manner in which you vote those shares registered in your name either by proxy or in person. Plan shares not voted by participants will be voted by the plan administrator or trustee in accordance with the terms of the respective plan.

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005 is being provided to shareholders with this Proxy Statement.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class I director, FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors, FOR approval of the 2006 Equity Incentive Plan and AGAINST the shareholder proposal to request the Company’s Board of Directors to declassify the Company’s Board. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners to vote shares as to a particular matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists as of January 31, 2006 (unless otherwise indicated) information regarding the beneficial ownership of shares of Common Stock by each current director, each nominee for director, each named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of the Common Stock, and all current directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202	16,259,000	(2)	6.9%
The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue Milwaukee, WI 53202	12,924,326	(3)	5.5%
Richard A. Abdoo	33,700	(4)	*
Andrew N. Baur	61,597	(5)	*
Jon F. Chait	103,175	(6)	*
John W. Daniels, Jr.	16,237	(7)	*
Mark F. Furlong	424,656	(8)	*
Bruce E. Jacobs	67,239	(9)	*
Ted D. Kellner	386,914	(10)	*
Dennis J. Kuester	2,009,950	(11)	*
Katharine C. Lyall	42,000	(12)	*
Frank R. Martire	136,442	(13)	*
John A. Mellowes	36,407	(14)	*
Edward L. Meyer, Jr.	89,220	(15)	*
San W. Orr, Jr.	981,697	(16)	*
Thomas J. O’Neill	280,784	(17)	*
Robert J. O’Toole	33,706	(18)	*
Peter M. Platten, III	377,085	(19)	*
John M. Presley	35,416	(20)	*
John S. Shiely	49,000	(21)	*
James A. Urdan	133,680	(22)	*
Debra S. Waller	15,000	(23)	*
George E. Wardeberg	56,392	(24)	*
James B. Wigdale	1,997,636	(25)	*

All current directors and executive officers of the Company as a group (34 persons) own 9,733,790 shares of Common Stock or 4.1% of the total Common Stock outstanding. (26)

*less than 1%

(1)	Except as indicated below, all shares shown in the table are owned with sole voting and investment power. Includes options transferred to the employee’s immediate family or trust or partnership for the benefit thereof.

(2)

This information is based on Amendment No. 25 to Schedule 13G filed on February 14, 2006. All such shares are owned by wholly-owned subsidiaries of the Company as trustee or in other fiduciary capacities. The subsidiaries are Marshall & Ilsley Trust Company N.A. (the “Trust Company”) and M&I Investment Management Corp. Of these shares, one or more of the subsidiaries has sole voting power as to 2,500,348 shares, shared voting power as to 11,167,432 shares, sole dispositive power as to 4,436,760 shares and shared dispositive power as to 11,822,240 shares. The amount and percentage of shares beneficially owned, and the amount of shares to which the Trust Company has shared voting or investment power, include 10,262,853 shares held by the Trust Company as to which the Company and the Trust Company disclaim beneficial ownership.

(3)	This information is based on Amendment No. 17 to Schedule 13G filed on February 7, 2006. Of these shares, 7,704,656 are owned directly by The Northwestern Mutual Life Insurance Company (“NML”), 65,300 are owned by investment company affiliates of NML and 5,154,370 are owned by Lydell, Inc., an indirect, wholly-owned subsidiary of NML. NML has shared voting and investment power as to all of these shares. NML has agreed to notify the Federal Reserve Board (“FRB”) prior to acquiring additional shares such that NML’s total investment in the Company would exceed 9.9% of the Company’s total outstanding Common Stock or prior to taking any other action that would trigger any rebuttable presumption of control under FRB regulations.

(4)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006.

(5)	Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006. Does not include 700,000 shares which are held in a family limited liability company of which Mr. Baur is a member but over which Mr. Baur has no voting or investment power.

(6)	Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006 and 34,325 shares held in the Company’s deferred compensation plan for directors.

(7)	Includes 15,000 shares which would be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006 and 737 shares held in the Company’s deferred compensation plan for directors.

(8)	Includes 372,516 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 312 shares held in the M&I Retirement Program and 51,829 shares held in the Company’s deferred compensation plan for executives.

(9)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 2,400 shares held by Mr. Jacobs’ family as to which he disclaims beneficial ownership, and 16,734 shares held under the Company’s deferred compensation plan for directors.

(10)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006. Includes 50,000 shares held in trust for which Mr. Kellner exercises shared voting power, 127,200 shares as to which Mr. Kellner exercises sole voting power and 6,271 shares held under the Company’s deferred compensation plan for directors.

(11)	Includes 1,573,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 34,935 shares as to which Mr. Kuester exercises sole voting power, 500 shares held in the M&I Retirement Program, and 70,574 shares held in the Company’s deferred compensation plan for executives.

(12)	Includes 40,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006.

(13)	Includes 112,500 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 155 shares held in the M&I Retirement Program and 22,187 shares held in the Company’s deferred compensation plan for executives.

(14)	Includes 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 1,200 shares held in trust as to which he disclaims beneficial ownership, and 3,207 shares held under the Company’s deferred compensation plan for directors.

(15)	Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 3,071 shares held by Mr. Meyer’s family as to which he disclaims beneficial ownership and 11,204 shares held under the Company’s deferred compensation plan for directors.

(16)	Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 846,669 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, and 34,330 shares held under the Company’s deferred compensation plan for directors.

(17)	Includes 247,666 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 5,229 shares held in the M&I Retirement Program, and 25,004 shares held in the Company’s deferred compensation plan for executives.

(18)	Represents 30,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006 and 3,706 shares held under the Company’s deferred compensation plan for directors.

(19)	Includes 40,000 shares of which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 69,959 shares held by Mr. Platten’s family as to which he disclaims beneficial ownership, and 213,364 shares as to which Mr. Platten exercises sole voting power.

(20)	Includes 20,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006 and 15,243 shares held under the Company’s deferred compensation plan for executives.

(21)	Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006.

(22)	Includes 25,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 44,680 shares held under the Company’s deferred compensation plan for directors and 14,400 shares held by Mr. Urdan’s family as to which he disclaims beneficial ownership.

(23)	Represents 15,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006.

(24)	Represents 40,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006 and 16,392 shares held under the Company’s deferred compensation plan for directors.

(25)	Includes 1,395,000 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 23,756 shares held by Mr. Wigdale’s family as to which he disclaims beneficial ownership, and 29,072 shares held in the M&I Retirement Program.

(26)	Includes 5,110,915 shares which could be acquired pursuant to the exercise of stock options within 60 days of January 31, 2006, 173,795 shares held in the company’s deferred compensation plan for directors, 302,410 shares held in the Company’s deferred compensation plan for executives, 66,582 shares held in the M&I Retirement Program and 40,300 shares of restricted stock as to which the holders exercise sole voting power.

In addition to the ownership of Company Common Stock described above, as of February 10, 2006, each of Messrs. Baur, Kuester, Orr, Presley, Shiely, Urdan and Wigdale beneficially owns a total of 28 shares of Series A Adjustable Rate Preferred Stock (the “Preferred Stock”) of M&I Zion Investment II Corporation and M&I Marshall & Ilsley Investment II Corporation, two of the Company’s subsidiaries formed as real estate investment trusts (the “M&I REIT Subsidiaries”). Mr. Kuester’s wife also owns a total of 28 shares of Preferred Stock of the M&I REIT Subsidiaries. Mr. Kuester disclaims beneficial ownership of these shares. Each such person owns less than 1% of the outstanding Preferred Stock of each subsidiary. All current directors and executive officers as a group beneficially own a total of 420 shares of Preferred Stock of the M&I REIT Subsidiaries, representing 1.4% of the Preferred Stock of each subsidiary. In addition, each of Messrs. Baur and Furlong beneficially owns 3 shares of preferred stock of SWB Investment II Corporation, which is also a subsidiary of the Company formed as a real estate investment trust. All current directors and executive officers as a group beneficially own a total of 13 shares of preferred stock of SWB Investment II Corporation, representing 1.4% of the preferred stock of such company.

1. ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide that the Company’s directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect five individuals to serve as Class I directors until the Company’s 2009 Annual Meeting of Shareholders and, with respect to each director, until his or her successor is elected and qualified. Each incumbent Class I director’s term expires at the 2006 Annual Meeting. Messrs. Kellner, Platten and Wigdale and Ms. Lyall are standing for re-election. Richard A. Abdoo and James A. Urdan are not standing for re-election. The Company is grateful to Messrs. Abdoo and Urdan for their years of loyal service. Mr. Kuester recommended Mr. Furlong to the Nominating and Corporate Governance Committee (the “Nominating Committee”) as a candidate for director. After consideration, the Nominating Committee recommended Mr. Furlong to the full Board. Set forth below is certain information with regard to each of the nominees for election as a director as well as each of the Company’s continuing Class II and Class III directors.

Vote Required

Directors are elected by a plurality of the votes cast by holders of the Company’s Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the five nominees who receive the largest number of votes will be elected as directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no legal effect in the election of directors.

In accordance with the Company’s Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation offer to the Chairman of the Board. The Nominating Committee will promptly consider the tendered resignation offer and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation no later than 90 days following the tender of the director’s resignation offer, and will disclose its decision (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation offer) within four business days following such decision. This description of the Corporate Governance Guidelines provision regarding director elections is qualified its entirety by the full text of the Corporate Governance Guidelines, which are available on the Company’s web site at www.micorp.com.

Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a Class I director.

NOMINEES STANDING FOR ELECTION

Name and Age (as of March 1, 2006)	Principal Occupation and Directorships
Class I Directors

Mark F. Furlong, 48	President since April 2005, Executive Vice President from January 2002 to April 2005, Senior Vice President from April 2001 to January 2002, and Chief Financial Officer from April 2001 to October 2004; Director and President of M&I Marshall & Ilsley Bank since July 2004; Director, Vice President and Treasurer of M&I Capital Markets Group, L.L.C. and M&I Ventures L.L.C.; Director of Metavante Corporation, Marshall & Ilsley Trust Company National Association, M&I Bank Mayville, M&I Equipment Finance Company, and Milease, LLC; Senior Vice President of Southwest Bank of St. Louis; Executive Vice President and Chief Financial Officer of Old Kent Financial Corporation from 1998 to 2001; First Vice President/Director of Corporate Development/Commercial Banking of H.F. Ahmanson & Co. from 1992 to 1998. Also a director of Kforce Inc.

Ted D. Kellner, 59	Chairman and Chief Executive Officer of Fiduciary Management, Inc., an investment management firm, since 1980. Also a director of American Family Mutual Insurance Company and Kelben Foundation, Inc. A Director since April 2000.

Katharine C. Lyall, 64	Retired; President of the University of Wisconsin System from 1992 to September 2004. Also a director of Carnegie Foundation for the Advancement of Teaching and United Way of Dane County (Wisconsin). A Director since December 1997.

Peter M. Platten, III, 66	Retired; Vice Chairman of the Board of the Company from May 1994 to May 1997; Former President and Chief Executive Officer, January 1989 to May 1994, Valley Bancorporation, a bank holding company; Director since 1980 and Corporate Secretary since May 1985 of Green Bay Packers, Inc. A Director since May 1994.

Name and Age (as of March 1, 2006)	Principal Occupation and Directorships

James B. Wigdale, 69	Retired; Chairman of the Board of the Company from December 1992 to December 2004, Chief Executive Officer of the Company from October 1992 to December 2001, Vice Chairman of the Board of the Company from December 1988 to December 1992; Chairman of the Board, January 1989 to October 2001, Chief Executive Officer, September 1987 to October 2001, and Director since 1981 of M&I Marshall & Ilsley Bank. Also a director of Green Bay Packaging Inc. and Sentry Insurance. A Director since 1988.

CONTINUING DIRECTORS
Class II Directors (terms expiring April 2007)

Jon F. Chait, 55	Chairman of the Board and Chief Executive Officer of Hudson Highland Group, Inc., formerly a division of Monster Worldwide Inc., a global provider of professional staffing, retained executive search and human capital solutions, since October 2002; Chairman of Spring Group, plc, a provider of workforce management solutions, May 2000 through June 2002 and Chief Executive Officer from May 2000 to March 2002; Chairman and Chief Executive Officer of Magenta.com, a developer of web-enabled human resource solutions, 1998 to 2000; Executive Vice President, Secretary and Director, August 1991 to July 1998, Managing Director-International Operations, 1995 to July 1998, Chief Financial Officer, August 1993 to July 1998, Manpower Inc. and Executive Vice President, September 1989 to July 1998, Manpower International Inc., a provider of temporary employment services. Also a director of Krueger International, Inc., a manufacturer of office furniture. A Director since 1990.

Bruce E. Jacobs, 58	President and Chief Executive Officer of Grede Foundries, Inc., a manufacturer of gray and ductile iron, steel and alloyed castings, since 1994. Also a director of Walker Forge, Inc. and YMCA of Metropolitan Milwaukee. A Director since April 2001.

Name and Age (as of March 1, 2006)	Principal Occupation and Directorships

Dennis J. Kuester, 63	Chairman of the Board since January 2005, Chief Executive Officer since January 2002, and President of the Company from 1987 to 2005; Chairman of the Board and Chief Executive Officer since October 2001, President from 1989 to October 2001 and Director since 1989, M&I Marshall & Ilsley Bank; Chairman of the Board and Director, Metavante Corporation; Director of Marshall & Ilsley Trust Company National Association. Also a director of Modine Manufacturing Company, Wausau Paper Corp., Krueger International, Inc., Super Steel Products Corp., YMCA of Metropolitan Milwaukee and Froedtert Hospital, and Chairman of the Board of Christian Stewardship Foundation. A Director since February 1994.

Edward L. Meyer, Jr., 68	Vice Chairman, Sanimax Corporation since January 2005; Chairman of the Board, Anamax Corporation, a processor of hides and skins and manufacturer of various rendered products, from 1997 to January 2005. A Director since May 1994.

San W. Orr, Jr., 64	Chairman of the Board and Director, Wausau Paper Corp.; Attorney, Estates of A.P. Woodson & Family. Also a director of The Aytchmonde Woodson Foundation, Inc. and Nancy Woodson Spire Foundation, Inc. and Chairman Emeritus of the University of Wisconsin Foundation. A Director since July 1994.

Debra S. Waller, 49	Chairman of the Board and Chief Executive Officer of Jockey International, Inc., an undergarment manufacturer, since January 2001, formerly Vice Chairman of the Board from February 2000 to January 2001, Assistant to the President from 1995 to January 2001 and Executive Vice President from 1995 to 2000. Also a director of Church Mutual Insurance Company and Dave Thomas Foundation for Adoption, a trustee of Carthage College, and a member of the Yale Center for Faith and Culture Advisory Board. A director since April 2004.

Name and Age (as of March 1, 2006)	Principal Occupation and Directorships

George E. Wardeberg, 70	Retired; Vice Chairman of the Board, Wisconsin Energy Corporation, a holding company with subsidiaries in utility and nonutility businesses, from April 2000 to May 2002; Chairman of the Board and Chief Executive Officer from 1997 to 2000, President and Chief Executive Officer from 1994 to 1997, WICOR, Inc., a holding company with subsidiaries in energy services and pump manufacturing. Also a director of Twin Disc, Inc., Wisconsin Energy Corporation and Benz Oil, Inc. A Director since April 1999.

Class III Directors (terms expiring April 2008)

Andrew N. Baur, 61	Chairman of the Board of Southwest Bank of St. Louis, a wholly-owned subsidiary of the Company, since October 2002. Former Chairman of the Board and Chief Executive Officer of Mississippi Valley Bancshares, Inc., a bank holding company, and its subsidiary, Southwest Bank of St. Louis, from 1984 to September 2002. Also a director of Bakers Footwear Group, Inc., Wausau Paper Corp., Orgill, Inc. and St. Louis Cardinals, L.P. A Director since October 2002.

John W. Daniels, Jr., 57	Partner (Executive Committee member), Quarles & Brady, L.L.P., a law firm, from 1981 to present. Chairman of the Board of North Milwaukee State Bank, 1997 to April 2005. National President, American College of Real Estate Lawyers. Also a director of V&J Foods, Inc. (and affiliates controlled by V&J Foods, Inc.), Metropolitan Milwaukee Association of Commerce, Medical College of Wisconsin, Wisconsin United for Health Foundation, Inc., Greater Milwaukee Committee and Ralph Evinrude Foundation. A Director since April 2005.

John A. Mellowes, 67	Chairman and Chief Executive Officer since 1980 of Charter Manufacturing Company, Inc., a producer of bar, rod, wire and wire parts for the auto industry and other industries. Also a director of Grede Foundries, Inc., Twin Disc, Inc., YMCA of Metropolitan Milwaukee and Junior Achievement of Wisconsin, Inc., and a member of the Board of Regents of the Milwaukee School of Engineering. A Director since April 2002.

Name and Age (as of March 1, 2006)	Principal Occupation and Directorships

Robert J. O’Toole, 65	Retired; Chairman of the Board and Chief Executive Officer from April 1992 to December 2005 and President and Chief Executive Officer from 1989 to 1992, and President and Chief Operating Officer from 1986 to 1989, A.O. Smith Corporation, a manufacturer of electric motors and water systems technologies. Also a director of A.O. Smith Corporation, Briggs & Stratton Corporation and Factory Mutual Insurance Company. A Director since April 2002.

John S. Shiely, 53	Chairman of the Board since January 2003, President and Chief Executive Officer since 2001, President and Chief Operating Officer from 1994 to 2001, Executive Vice President-Administration from 1991 to 1994, Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment. Also a director of Quad/Graphics Inc., Cleveland Rock and Roll, Inc. (corporate board of the Rock and Roll Hall of Fame and Museum); Chairman of the Board of Children’s Hospital and Health System, Inc. and the Board of Trustees of the Medical College of Wisconsin. A Director since April 1999.

In addition, the following individual has been appointed by the Board to serve as a Class III director (term expiring April 2008), effective upon the closing of the Company’s acquisition of Gold Banc Corporation, Inc. The appointment was made in accordance with the terms of the agreement and plan of merger relating to the pending merger of Gold Banc with and into the Company, which may occur prior to the date of the Annual Meeting of Shareholders.

Malcolm M. Aslin, 58	Director since February 1999, Chief Executive Officer since March 2003 and President and Chief Operating Officer since February 1999 of Gold Banc Corporation, Inc.; President and Principal Executive Officer from December 2001 to February 2006 and Trustee from December 2001 to December 2005, Gold Banc Funds; Chairman of the Board from October 1995 until February 1999 of Western National Bank and Unison Bancorporation, Inc. in Lenexa, Kansas; Chairman and Managing Director from October 1995 until February 1999 of CompuNet Engineering, L.L.C., a Lenexa, Kansas computer services business; President from May 1994 until May 1995 of Langley Optical Company, Inc., a wholesale optical laboratory located in Lenexa, Kansas; more than 22 years in various positions with UMB Banks and United Missouri Financial Corporation, including President, Chief Operating Officer and Director of United Missouri Bancshares, Inc. and President and Director of UMB’s Kansas City bank, United Missouri Bank of Kansas City, N.A. Also a director of ACT Teleconferencing, Inc. and Labconco Corporation.

CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors has determined that as of February 16, 2006, 14 of 18 (78%) of the directors of M&I were independent under the listing standards of the New York Stock Exchange (the “NYSE Standards”) and the categorical independence standards adopted by the Board. The independent directors as of the date of this proxy statement are: Ms. Lyall, Ms. Waller and Messrs. Abdoo, Chait, Jacobs, Mellowes, Meyer, Orr, O’Toole, Platten, Schaefer, Shiely, Urdan and Wardeberg. The categorical independence standards relate to banking and other business relationships with M&I and are attached to this proxy statement as Appendix A and available on M&I’s web site described below.

The non-management directors of M&I have regularly scheduled executive sessions. The Board of Directors, based upon the review and recommendation of the Nominating Committee, has appointed Mr. Urdan to preside at the executive sessions of the non-management directors. The Board will appoint a new presiding director upon Mr. Urdan’s retirement from the Board. Parties who wish to communicate directly with the presiding director or with the non-management directors as a group may direct written communications to the presiding director at:

Presiding Director

c/o Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

The Secretary of the Company will forward all communications to the presiding director unless otherwise instructed by the non-management directors.

The Board of Directors of the Company has Compensation and Human Resources, Audit, Nominating, Retirement Investment, Risk Management and Executive Committees. The Board of Directors has adopted written charters for all of its standing committees. The charters for the Compensation and Human Resources, Audit, and Nominating Committees are available on the Company’s web site described below.

Directors are expected to attend each regular and special meeting of the Board and of each Board committee on which the director serves. Directors are also expected to attend the Annual Meeting. Although the Company’s By-laws authorize members of the Board and Board committees to participate in and act at a meeting through the use of telephonic or other communication equipment, the personal attendance of directors at such meetings is preferred. The Board of Directors held eight meetings and took action by written consent once in 2005. Each incumbent director attended at least 75% of the meetings of the Board and Board committees on which the director served. All of the Company’s current directors attended last year’s Annual Meeting.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on the Company’s web site at www.micorp.com. These documents include, among others, the following:

•	Charter for the Audit Committee of the Board of Directors;

•	Charter for the Compensation and Human Resources Committee of the Board of Directors;

•	Charter for the Nominating Committee of the Board of Directors;

•	Categorical Standards for Lending, Banking and Other Business Relationships Involving the Company’s Directors;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

Shareholders also may obtain a copy of any of these documents free of charge by calling the M&I Shareholder Information Line at 1-800-318-0208. Information contained on any of M&I’s web sites is not deemed to be a part of this Proxy Statement.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee (the “Compensation Committee”) is responsible for (a) evaluating and approving the executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company, (b) administering the Company’s compensation plans, including the Executive Stock Option and Restricted Stock Plans, the 1994 Long-Term Incentive Plan and the Annual Executive Incentive Compensation Plan, and (c) producing an annual report on executive compensation for inclusion in the Company’s Proxy Statement. The current members of the Compensation Committee are Messrs. Wardeberg (Chairman), O’Toole and Shiely, all of whom are independent under the NYSE Standards. The Compensation Committee held four meetings and took action by written consent once in 2005.

Audit Committee

The Audit Committee is a separately-designated standing committee of the Board of Directors as defined by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee has responsibility for (a) appointing or replacing the Company’s independent auditors, (b) overseeing the work of the independent auditors (including resolution of any disagreements between management and the auditors regarding financial reporting), (c) reviewing the independent auditors’ performance, qualifications and independence, (d) approving all auditing and permitted non-auditing services to be performed by the independent auditors with limited exceptions, (e) reviewing the Company’s financial statements, internal audit function and system of internal controls, (f) overseeing compliance by the Company with legal and regulatory requirements and with the Company’s Code of Business Conduct and Ethics, and (g) producing the report required by federal securities regulations for inclusion in the Company’s Proxy Statement. The current members of the Audit Committee are Messrs. Orr (Chairman), Jacobs and Ms. Lyall, all of whom are independent under the NYSE Standards. The Board has determined that Mr. Orr is an “audit committee financial expert” and “independent” as defined under applicable Securities and Exchange Commission rules. The Audit Committee held 12 meetings and took action by written consent once in 2005.

Nominating Committee

The Nominating Committee is responsible for (a) identifying new candidates who are qualified to serve as directors of the Company, (b) recommending to the Board of Directors the candidates for election to the Board and for appointment to the Board’s committees, (c) considering any nominations for director submitted by shareholders, (d) developing, and recommending to the Board, and thereafter periodically reviewing, the Corporate Governance Guidelines and principles applicable to the Company, and (e) monitoring and advising the Board on corporate governance matters and practices. The members of the Nominating Committee are Messrs. Platten (Chairman), Chait and Urdan, all of whom are independent under the NYSE Standards. The Nominating Committee held four meetings in 2005.

The Nominating Committee will consider candidates nominated by shareholders in accordance with the procedures set forth in the Company’s By-laws. Under the Company’s By-laws, nominations other than those made by the Board of Directors or the Nominating Committee, must be made pursuant to timely notice in proper written form to the Secretary of the Company. To be timely, a shareholder’s request to nominate a person for election to the Board, together with the written consent of such person to serve as a director, must be received by the Secretary of the Company not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

Under the Company’s By-laws, no person is eligible to be elected a director at a meeting of shareholders held on or after the date he or she attains the age of 72, although the Board, at its discretion, may waive the age limitation or establish a greater age from time to time. In addition, the Nominating Committee has adopted guidelines for evaluating and selecting candidates for election to the Board of Directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value of the Company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

The Nominating Committee will evaluate eligible shareholder-nominated candidates for election to the Board of Directors in accordance with the selection guidelines. The full text of the guidelines can be found in the Nominating Committee’s charter, which is available on the Company’s web site described above.

Retirement Investment Committee

The Retirement Investment Committee is responsible for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company’s Retirement Program. The members of the Retirement Investment Committee are Messrs. Kellner (Chairman), Abdoo, Chait and Mellowes. The Retirement Investment Committee held two meetings in 2005.

Risk Management Committee

The Risk Management Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to the risks inherent in the businesses of the Company and its subsidiaries and the control processes relating to such risks. The current members of the Risk Management Committee are Messrs. Daniels (Chairman) and Wigdale and Ms. Waller. The formation of the Risk Management Committee was approved by the Board in October 2005, and the Risk Management Committee held its first meeting in December 2005.

Executive Committee

The Executive Committee has the authority to act on behalf of the full Board of Directors in managing the business and affairs of the Company when the Board of Directors is not in session. The current members of the Executive Committee are Messrs. Kuester (Chairman), Abdoo, Jacobs, Urdan, Wardeberg and Wigdale. The Executive Committee held four meetings in 2005.

LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 2005, such persons and firms have been indebted to the

Company’s bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition to loans, bank subsidiaries of the Company provide other banking services in the ordinary course of business to directors and executive officers and their associates.

From time to time, directors and officers of the Company and their associates may sell shares of their Common Stock to the Company pursuant to the Company’s stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.

On December 15, 2004, the Company entered into a consulting agreement with Mr. Wigdale. Under the consulting agreement, Mr. Wigdale agreed to consult with the executive officers and Board of Directors of the Company and its affiliates with respect to such matters as may be reasonably requested by the Company, and to continue to foster and maintain relationships with area businesses and community-based organizations on the Company’s behalf. The consulting agreement will remain in effect for as long as Mr. Wigdale continues to serve on the Board of Directors, unless it is sooner terminated by the mutual written consent of the parties or by Mr. Wigdale’s disability such that he is unable to perform his duties. Mr. Wigdale will not receive any cash remuneration under the consulting agreement. As compensation for the services described above, Mr. Wigdale will receive reimbursement for all reasonable travel and other expenses incurred in the performance of his duties under the consulting agreement; continued access to the Company’s facilities and services, with secretarial services and office space sufficient for Mr. Wigdale to perform his duties; a company car; access to the company aircraft for company business use or personal use subject, in the case of personal use, to an annual maximum of $30,000, net of any reimbursement by Mr. Wigdale; club dues; and financial planning services. The maximum annual benefit provided by the Company on behalf of Mr. Wigdale for his personal expenses is limited to $50,000, after which Mr. Wigdale must reimburse the Company for the excess amount.

In connection with the Company’s merger with Mississippi Valley Bancshares, Inc. on October 1, 2002, Mr. Baur entered into an employment agreement with M&I Marshall & Ilsley Bank (“M&I Bank”) under which Mr. Baur was employed until December 31, 2004. Under this agreement, Mr. Baur received a base salary of $311,000 per year and an annual incentive bonus of $200,000 (both of which were discontinued as of December 31, 2004, when he ceased to be an employee of M&I Bank), and is entitled to certain other benefits, including the right to participate in M&I’s benefit and qualified retirement plans, the use of a car, and the payment of club dues until he reaches the age of 65 in 2009. Mr. Baur also will be provided with office space until December 31, 2009 and health insurance coverage until he reaches the age of 65 and, thereafter, he will be entitled to participate in M&I’s Medicare supplemental insurance plan. Mr. Baur is also entitled under the agreement to receive payments of $2,000 per month until he reaches the age of 65.

On December 15, 2004, Southwest Bank of St. Louis, a subsidiary of the Company, entered into a consulting agreement with Mr. Baur under which, beginning on January 1, 2005, Mr. Baur agreed to consult with the executive officers and Board of Directors of Southwest and its affiliates with respect to such matters as may reasonably be requested by Southwest or its affiliates. Mr. Baur will continue to serve as the Chairman of the Board of Southwest, and will maintain continued involvement with area businesses and community-based organizations on Southwest’s behalf and continue to cultivate business development and expansion opportunities for the Company and its subsidiaries within Missouri and the surrounding markets. The consulting agreement will remain in effect until it is terminated by written notice, at least 90 days in advance, by either of the parties, or by Mr. Baur’s death or disability such that he is unable to perform his duties. As compensation for such services, Southwest will pay Mr. Baur a consulting fee equal to $10,000 per month, in addition to the $2,000 monthly payment payable to Mr. Baur during the term of the consulting agreement in accordance with the post-employment obligations of the employment agreement described above. Southwest will also pay or reimburse Mr. Baur for all reasonable travel and other expenses incurred by Mr. Baur in performance of his duties under the consulting agreement, and will continue to provide Mr. Baur with a company car.

In March of 2006, Mr. Aslin entered into a letter agreement with the Company and a consulting agreement with M&I Marshall & Ilsley Bank. Both agreements are contingent upon the completion of the merger between the Company and Gold Banc Corporation, Inc., of which Mr. Aslin is Chief Executive Officer. Assuming the merger is completed, in 2006, Mr. Aslin will receive $1,325,549 pursuant to a change of control agreement and related payments. The term of the consulting agreement begins on the date of the merger and continues until the earlier of (1) termination of the agreement by Mr. Aslin or M&I Bank with ninety days’ notice or (2) Mr. Aslin’s death or disability. In no event will M&I Bank terminate the agreement prior to the first anniversary of the merger. Mr. Aslin’s duties under the consulting agreement include continuing to cultivate both business development and expansion opportunities for the Company, Gold Banc and their subsidiaries in certain designated markets. As compensation therefor, Mr. Aslin will be paid a consulting fee of $10,000 per month, he and his spouse will receive subsidized health insurance coverage to the same extent as full-time Company employees, and his membership dues for country clubs in Kansas and Florida and two luncheon clubs in Kansas City will be paid during the term of the consulting agreement. Mr. Aslin also agrees to covenants regarding confidentiality, non-competition and non-solicitation of customers and employees for the term of the consulting agreement.

In connection with Mr. Presley’s March 2006 resignation from his employment with the Company, it is anticipated that the Company will enter into a letter agreement with Mr. Presley pursuant to which the Company will transfer Mr. Presley’s company car to him (with Mr. Presley to be responsible for all income and employment taxes associated with the transfer), and Mr. Presley will be provided Company-subsidized health and dental insurance until such time as he is eligible to obtain coverage from his new employer. In exchange for such benefits, it is anticipated that Mr. Presley will release the Company from any claims relating to his employment with the Company (other than obligations of the Company under the letter agreement or under Company benefit plans).

A son of each of Messrs. Baur and Wigdale and a daughter of Mr. Kuester were employed by the Company or its subsidiaries and each received compensation and benefits that exceeded $60,000 in 2005. None of these employees was an executive officer of the Company. The compensation and benefits received by each were established by the Company in accordance with its employment and compensation practices applicable to employees holding comparable positions. Messrs. Baur, Kuester and Wigdale are not among the directors who have been determined by the Board of Directors to be independent under the NYSE Standards and the categorical independence standards adopted by the Board.

During 2005, the Company retained Quarles & Brady, L.L.P., a law firm in which Mr. Daniels is a Partner, to provide certain legal services to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Dennis J. Kuester Chairman of the Board and Chief Executive Officer	2005 2004 2003	$900,000 800,000 750,000	$1,418,400 1,322,400 1,315,381	— — —	$963,450 943,875 782,775	202,500 202,500 202,500	$1,267,395 942,960 1,124,539	$203,322 260,957 206,770

Mark F. Furlong President, Marshall & Ilsley Corporation and President, M&I Marshall & Ilsley Bank	2005 2004 2003	525,000 475,000 425,000	744,975 656,500 582,675	$165,584 — —	481,725 471,938 269,623	101,250 101,250 69,400	506,958 377,184 519,018	103,057 98,512 81,333

Frank R. Martire Senior Vice President and President and Chief Executive Officer, Metavante Corporation	2005 2004 2003	450,000 400,000 351,202	580,402 475,000 300,000	— — —	321,150 314,625 233,093	67,500 67,500 110,000	471,250 0 0	81,870 65,196 34,375

John M. Presley (6) Senior Vice President and Chief Financial Officer	2005 2004 2003	400,000 83,333 —	501,200 175,067 —	107,105 — —	214,100 413,400 —	45,000 60,000 —	— — —	52,503 12,817 —

Thomas J. O’Neill Senior Vice President and Executive Vice President, M&I Marshall & Ilsley Bank and President, M&I Bank FSB	2005 2004 2003	370,000 326,000 290,000	463,610 426,725 397,590	— — —	237,651 232,823 173,950	50,000 50,000 45,000	337,972 251,456 346,012	71,665 71,441 55,007

(1)	Salary adjustments for the Company’s executive officers generally are effective on January 1 of each year.

(2)	Includes the value of the following perquisites in 2005: Mr. Furlong—payment of club dues of $86,381; tax gross-up payment on club dues of $56,279; personal use of Company car of $5,226; personal use of Company aircraft of $7,978; relocation expenses of $4,212; tax gross-up payment on relocation expenses of $1,758; and personal financial planning services of $3,750; Mr. Presley—payment of club dues of $69,285; payment of tax gross-up on club dues of $12,082; personal use of Company car of $11,076; relocation expenses of $8,845; payment of tax gross-up on relocation expenses of $3,817; and financial planning services of $2,000. All perquisites are valued for disclosure purposes at their incremental cost to the Company in accordance with SEC regulations.

(3)	As of December 31, 2005, the following executives had unreleased Key Restricted Stock: Mr. Kuester— 67,500 shares valued at $2,905,200; Mr. Furlong—42,250 shares valued at $1,812,440; Mr. Martire— 21,700 shares valued at $933,968; Mr. Presley—15,000 shares valued at $645,600; and Mr. O’Neill— 18,500 shares valued at $795,040. The values were calculated using a year end 2005 closing market price of $43.04 per share less any consideration which is paid by the executive upon issuance of award. Dividends are paid on restricted stock.

(4)

Payouts under the Company’s 1994 Long-Term Incentive Plan (the “LTIP”) and, for Mr. Martire, the Metavante Corporation Management Incentive Plan (the “Metavante LTIP”) in any given year are based on the number of LTIP units and the targeted cash-based payment, respectively, awarded with respect to the prior three-year period and the Company’s (and, with respect to the Metavante LTIP, Metavante’s) performance during such period. Accordingly, the amount of payouts under the LTIP and the Metavante

LTIP may vary from year to year and in some years there may be no payouts under either. For 2005, the named executive officers received payouts for awards made with respect to the three-year period from January 2003 through December 2005. The performance criteria with respect to the LTIP for this three-year cycle were based upon both the Company’s total shareholder return in relation to companies in the Keefe, Bruyette & Woods 50 Bank Index (the “KBW 50 Index”) and the Company’s cumulative three-year earnings per share relative to predetermined goals. The performance criterion with respect to the Metavante LTIP was based upon Metavante’s cumulative net income for the three-year period. During this period, both the Company’s total shareholder return and earnings per share performance exceeded the target levels under the LTIP, and Metavante’s cumulative net income exceeded the target level under the Metavante LTIP.

Mr. Martire’s total also reflects a payout under the Metavante Acquisition Incentive Plan, pursuant to which he was eligible to receive a cash incentive based on the cumulative net income (adjusted for certain items) of companies acquired by Metavante in 2004 and of Metavante as a whole for the period ended December 31, 2005. No cash incentive would have been payable in the event of performance below target performance level. During the period, the cumulative net income of the acquired companies and of Metavante as a whole exceeded the over-achieve performance level under the Metavante Acquisition Incentive Plan.

(5)	Includes the following amounts paid by M&I under the Retirement Program for 2005: Mr. Kuester – $23,100; Mr. Furlong – $23,100; Mr. Martire – $23,100; Mr. Presley – $6,667; and Mr. O’Neill – $23,100. Includes the following employer contributions under the Executive Deferred Compensation Plan based on compensation paid or deferred during 2005: Mr. Kuester – $160,992; Mr. Furlong – $77,720; Mr. Martire – $57,200; Mr. Presley – $45,639; and Mr. O’Neill – $46,938. Includes the following above-market amounts accrued by M&I on account balances under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan for 2005 (utilizing crediting rates under the plans which are indexed to either the Moody’s “A” Long-Term Corporate Bond Rate or the S&P 500 Index, based upon the participant’s election) over the amounts determined pursuant to SEC rules: Mr. Kuester – $19,230; Mr. Furlong – $2,237; Mr. Martire – $1,570; Mr. Presley – $197; and Mr. O’Neill – $1,627.

(6)	Mr. Presley’s employment with the Company commenced in October 2004, and he resigned in March 2006.

The Company provides perquisites to each of the named executive officers that may include any or all of the following: payment of club dues, personal use of Company cars and aircraft and personal financial planning and tax preparation services, all of which are valued for disclosure purposes at their incremental cost to the Company in accordance with SEC regulations. In addition, the named executive officers are allowed to reimburse the Company for such perquisites at the incremental cost of such perquisites to the Company. The aggregate value of these perquisites, net of any such reimbursements, for Messrs. Kuester, Martire and O’Neill did not exceed $50,000 in 2005, and did not exceed $50,000 for any of the named executive officers in 2004 or 2003.

The following table provides information on options granted to the named executive officers during 2005:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted(#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	Grant Date Present Value($)(3)
Dennis J. Kuester	202,500	5.3%	$42.82	10/28/2015	$1,786,050
Mark F. Furlong	101,250	2.6	42.82	10/28/2015	893,025
Frank R. Martire	67,500	1.8	42.82	10/28/2015	595,350
John M. Presley	45,000	1.2	42.82	10/28/2015	396,900
Thomas J. O’Neill	50,000	1.3	42.82	10/28/2015	441,000

(1)	Options generally become exercisable based on the following schedule: one-third on the first anniversary of the date of grant, an additional one-third on the second anniversary of the date of grant and the remaining one-third on the third anniversary of the date of grant. All options will become immediately exercisable upon a “triggering event” (which relates to a change of control of the Company). Employees who have attained age 55 and have at least ten years of service with the Company or a subsidiary receive options which are fully vested on the date of grant.

(2)	All options have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company’s Common Stock.

(3)	With respect to the October 28, 2005 grant date, the grant date present values were determined using a binomial model with the following common assumptions: an expected period of time to exercise of 5.57 years; a risk-free rate of return of 4.64%; an expected dividend yield of 2.19%; and a volatility factor of 19.0%. The actual value, if any, realized on the exercise of an option will depend on the excess of the fair market value of the stock over the exercise price on the date the option is exercised, and may be substantially different from the value estimated by this binomial model.

The following table provides information on options exercised during 2005, and options held at year end, by the named executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION/SAR VALUES

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)(1)		Value of Unexercised In-the-Money Options/SARs at FY-End($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dennis J. Kuester	52,000	1,422,294	1,573,500	0	15,981,415	0
Mark F. Furlong	0	—	372,516	191,884	4,732,807	286,706
Frank R. Martire	0	—	95,833	149,167	839,853	471,572
John M. Presley	0	—	20,000	85,000	34,000	77,900
Thomas J. O’Neill	6,000	203,558	246,666	98,334	3,481,653	171,084

(1)	Includes shares which were transferred to the employees’ immediate family or trusts or partnerships for the benefit thereof.

(2)	For valuation purposes, a year end 2005 market price of $43.04 was used.

The following tables provide information on long-term incentive plan awards to the named executive officers.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

	Awards Granted under the LTIP and the Metavante Corporation Long-Term Incentive Plan in December 2004 for the Performance Period Beginning January 2005
Name	Number of Shares, Units or Other Rights(1)	Targeted Cash Payment(2)	Performance or Other Period Until Maturation or Payout
Dennis J. Kuester	18,000	—	3 Years
Mark F. Furlong	12,000	—	3 Years
Frank R. Martire	—	$300,000	3 Years
John M. Presley	5,000	—	3 Years
Thomas J. O’Neill	5,000	—	3 Years

(1)	Units awarded represent share equivalents of the Company’s Common Stock. The performance period is the three years commencing on January 1, 2006 and ending on December 31, 2008 for awards granted in December 2005. Additional units will be credited to each participant’s account when dividends are paid on shares of the Company’s Common Stock. Vesting of units occurs at the end of the three-year period except in the case of the death or disability of the participant, termination of a participant’s employment due to retirement or the occurrence of a “triggering event” (which relates to a change in control of the Company). Upon the occurrence of a “triggering event,” units vest notwithstanding continued employment by the acquiring company. A payout multiple is applied to the units awarded to a participant based on the Company’s performance in relation to two equally weighted performance criteria, which represent (a) the total return of the Company’s Common Stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index and (b) the Company’s cumulative earnings per share for the three-year period, adjusted for certain items. The Company’s performance in relation to the performance criteria is calculated independently, thereby allowing a participant to receive a payout under one of the criterion but not under the other. For each criterion, the threshold payout multiple is 12.5% and the maximum is 137.5%, resulting in a combined maximum of 275.0%. No payout will be made under a criterion for performance below threshold. The resulting payout multiple is applied to the units awarded and units awarded to the participant in lieu of the payment of dividends. The Company will satisfy any payout obligations under the LTIP in an amount of cash equal to the fair market value of the number of shares represented by the units. Before awards are paid, the Compensation Committee must certify the extent to which the performance criteria have been met.

(2)

Cash-based awards are made under the Metavante Corporation Long-Term Incentive Plan. The performance period is the three years commencing on January 1, 2006 and ending on December 31, 2008 for awards granted in December 2005. The award vests at the end of the three-year period except in the case of death or disability, termination of employment due to retirement or the occurrence of a “triggering event” (which relates to a change of control of Metavante or the Company). Upon the occurrence of a “triggering event,” the award vests notwithstanding continued employment by the Company. A payout multiple will be applied to an amount equal to the cash award made to a participant based on the performance of Metavante or the Company, as the case may be, in relation to the following performance criteria: (a) Metavante’s cumulative net income for the three-year period; (b) the total return of the Company’s Common Stock for the three-year period when compared with the total return for those stocks composing the KBW 50 Index; and (c) the Company’s cumulative earnings per share for the three-year period, adjusted for certain items. The performance of Metavante or the Company, as the case may be, in relation to the performance criteria is calculated independently, which may allow a participant to receive a payout under one or more, but less than all, of the criteria. For the Metavante performance criterion, the threshold payout multiple is 12.5% and the maximum payout multiple is 137.5%. For each of the two Company performance criteria, the threshold payout multiple is 6.25% and the maximum payout multiple is 68.75%. The resulting combined maximum payout multiple is 275.0%, or $825,000. The portion of the payout, if any, based on the Company performance criteria, will be adjusted based on the fluctuation in price of M&I Common Stock over the three-year period. No payout will be made under a performance criterion for performance below threshold. Before the award is paid, the Compensation Committee must certify the extent to which the performance criteria have been met.

The following table sets forth certain information about shares of M&I Common Stock that are authorized for issuance under the Company’s equity compensation plans as of December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION(1)

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3)
Equity compensation plans approved by security holders	24,655,317	$33.09	5,257,064
Equity compensation plans not approved by security holders (4)	0	0	0
Total	24,655,317	$33.09	5,257,064

(1)	The table does not include information regarding the Company’s Dividend Reinvestment and Cash Investment Plan and the M&I Retirement Program (an employee benefit plan intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code). In addition, does not include 375,700 outstanding units awarded and 1,098,900 units available for issuance under the 1994 Long-Term Incentive Plan (not including additional units credited to the accounts of participants in lieu of the payment of cash dividends). See Note (1) in the long-term incentive plan awards table for a description of the 1994 Long-Term Incentive Plan. Any payout obligations under the LTIP must be satisfied in cash, in an amount equal to the fair market value of the number of shares represented by the units. Also does not include 563,800 shares of restricted stock or restricted stock units which are currently outstanding.

(2)	Represents shares to be issued upon exercise of outstanding options under all of the Company’s stock option plans. Dividends or dividend equivalents are not payable on such shares. This number of shares includes 83,883 shares to be issued upon exercise of outstanding options under plans assumed by the Company in mergers. The weighted-average exercise price of outstanding options granted under plans assumed in mergers as of December 31, 2005 was $22.38. There will be no further grants under these assumed plans.

(3)	Includes 3,497 shares available for issuance under the 1997 Executive Stock Option and Restricted Stock Plan, all of which may be granted as restricted shares; 31,073 shares available for issuance under the 2000 Executive Stock Option and Restricted Stock Plan, none of which may be granted as restricted shares; 1,135,983 shares available for issuance under the 2000 Employee Stock Purchase Plan; and 4,086,511 shares available for issuance under the 2003 Executive Stock Option and Restricted Stock Plan, of which 865,600 shares may be granted as restricted shares. Under the 2000 Employee Stock Purchase Plan, eligible employees may purchase shares annually by payroll deductions, subject to certain aggregation limitations, at a purchase price equal to 85% of the lesser of the fair market value of the Company’s Common Stock on the first day or last day of the offering period. The number of shares available for sale under this plan may be increased on January 1 of each year by an amount equal to the lesser of (i) 200,000 shares, (ii) the number of shares purchased by employees under the plan in the previous year or (iii) a lesser amount determined by the Board of Directors.

(4)	All of the Company’s equity compensation plans under which shares of M&I Common Stock are authorized for issuance have been approved by shareholders.

RETIREMENT PLANS

The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the “Nonqualified Plan”) provides Mr. Kuester with a supplemental retirement benefit. The purpose of the Nonqualified Plan is to provide an annual retirement benefit such that the sum of the benefits from the Retirement Growth Plan, the Corporation’s Amended and Restated Supplementary Retirement Benefits Plan (the “SERP”), the SERP Account of the Company’s Amended and Restated Deferred Compensation Plan, Social Security and the Nonqualified Plan equals 60% of the sum of Mr. Kuester’s average salary and annual short-term incentive compensation for his last five years of employment. The benefit under the Nonqualified Plan can be paid for life with a 120-month certain pay-out or on a joint and survivor basis at Mr. Kuester’s option. The pay-out option elected may also affect the amount of the annual benefit. Mr. Kuester’s estimated monthly retirement benefit beginning at age 65 is $67,307, determined based on the five year average compensation earned through December 31, 2005 and various actuarial and interest rate assumptions. Mr. Kuester has the option, in certain circumstances, to elect to receive the present value of the benefits to which he is entitled under the Nonqualified Plan upon a Change of Control regardless of his age at that point.

The Company has agreed to provide Mr. Furlong with a supplemental retirement benefit (the “SERP Agreement”). The purpose of the SERP Agreement is to provide an annual retirement benefit such that the sum of the benefits from the Company’s contributions into its qualified and non-qualified retirement programs, Social Security and the Plan equals 45% of the sum of Mr. Furlong’s highest average salary and annual short-term incentive compensation for any five of his last ten years of employment. The benefits under the Plan will generally begin vesting at age 55, and will be fully vested at age 62. If Mr. Furlong’s employment terminates prior to his attaining age 55 other than by reason of death or disability or in connection with a change of control of the Company, he will receive no benefits under the Plan. The total benefit under the Plan will be adjusted in the event of death or disability before age 62, and can be paid for life with a 120-month certain pay-out or on a joint and 50% survivor basis at Mr. Furlong’s option. The payout option elected may also affect the amount of the annual benefit. Mr. Furlong’s estimated monthly retirement benefit beginning at age 65 is $26,669, determined based on the five year average compensation earned through December 31, 2005 and various actuarial and interest rate assumptions. In the event of a change of control before Mr. Furlong attains age 55, 40% of the benefits under the Plan will be vested if the change of control occurs within 12 months of adoption of the Plan and an additional 4% of the benefits will vest for each year following the adoption of the Plan. In the event of a change of control after Mr. Furlong attains age 55, the benefits under the Plan will be fully vested.

The 2005 Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) provides selected key employees of the Company, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of bonus. Those employees electing to participate have two investment options for amounts deferred: a fixed rate option equal to the Moody’s “A” Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. The Deferred Compensation Plan also allows participants to defer the receipt of restricted stock and shares issued upon the exercise of stock options. However, participants are not entitled to defer shares issued upon exercise of stock options until such time as the administrator of the Deferred Compensation Plan determines that such a deferral is permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Amounts deferred are distributable upon termination of employment at the election of the participant. The election choices for 2005 plan year deferrals range from lump sum distribution to a pay-out over 15 years if a participant’s employment terminates on or after age 55, other than because of death or disability, with at least 10 years of service. For future plan year deferrals, distribution choices may change, but only those distribution methods permitted under Section 409A of the Code will be allowed. Amounts deferred and investment returns thereon are held in the Marshall & Ilsley Corporation Deferred Compensation Trust II of which Marshall & Ilsley Trust Company National Association is the trustee (the “Trust”). In addition to participant-directed deferrals, the Compensation Committee may require deferrals of any amount necessary to ensure the deductibility of compensation paid to a named executive officer under federal income tax law. Participants in the Deferred Compensation Plan are also eligible to receive an employer contribution equal to the amount that would have been allocated to such participant’s account under the M&I Retirement Growth Plan absent statutory limitations on compensation. This contribution is credited to an account which vests after an employee has five years of “vesting service” (as defined in M&I’s Retirement Growth Plan). Participants have the same investment and pay-out elections with respect to these accounts as with other accounts in the Deferred Compensation Plan, and amounts credited are held in the Trust.

Because of changes in the federal income tax law governing the taxation of split-dollar life insurance benefits, in 2003 M&I entered into death benefit award agreements with Mr. Kuester and certain other senior executives under which a nonqualified death benefit plan was substituted for their previous life insurance arrangements. Originally, the life insurance arrangements were provided in lieu of certain benefits to which Mr. Kuester was entitled under the Deferred Compensation Plan. Pursuant to the death benefit award agreements, the beneficiaries of Mr. Kuester are provided with a “death benefit” that is a formula amount based primarily on certain life insurance proceeds. On a present value basis, the new arrangements were structured to be economically neutral to M&I as compared to the life insurance arrangements.

CHANGE OF CONTROL AGREEMENTS AND RELATED MATTERS

In order to assure management continuity and stability, as of February 1, 2006, M&I had substantially similar Change of Control Agreements (the “M&I Change of Control Agreements”) outstanding with all of the named executive officers, 12 additional executive officers and 17 other officers and employees of the Company and its subsidiaries (collectively, the “Executives”). The M&I Change of Control Agreements with the named executive officers each have a term of three years. The M&I Change of Control Agreements with the other Executives each have a term of two years.

The M&I Change of Control Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for the relevant term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

The M&I Change of Control Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for “good reason” or is involuntarily terminated other than for “cause” (as such terms are defined in the M&I Change of Control Agreements). In addition, in the case of some M&I Change of Control Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive’s current base salary plus the higher of the Executive’s bonus for the last year or the Executive’s average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive’s beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive’s disability or termination of employment by M&I for cause.

The M&I Change of Control Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. In addition, upon certain events following a change of control, some option agreements, including certain options held by the named executive officers, provide that options will remain exercisable for the lesser of (a) the remainder of their respective terms or (b) one year after the Executive’s death. The M&I Change of Control Agreements also provide for “gross-up” payments in the event payments to an Executive under the M&I Change of Control Agreement are subject to the excise tax (the “Excise Tax”) provided for under Section 4999 of the Code, or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the gross-up payment, shall be equal to the payments then due.

In addition, as of February 1, 2006, M&I had substantially similar change of control agreements (the “Metavante Change of Control Agreements”) for six officers of Metavante Corporation (“Metavante”), including one executive officer of M&I, who also have M&I Change of Control Agreements. The Metavante Change of Control Agreements are triggered upon a change of control of Metavante rather than M&I. In no event will payments be made or benefits be paid to the Metavante employees under both agreements. The Metavante Change of Control Agreements provide for specified benefits upon a change of control of Metavante if an employee voluntarily terminates employment for “good reason,” or is involuntarily terminated other than for “cause” (as such terms are defined in the Metavante Change of Control Agreements), within a three-year period following the change of control. In these events, the employee is entitled to substantially the same compensation as described above under the M&I Change of Control Agreements, including an Excise Tax gross-up payment. However, the restrictions limiting the exercise, transferability or other incidents of ownership of equity awards do not lapse upon a change of control of Metavante. The treatment of an employee under the Metavante Change of Control Agreements in the event of termination of employment because of death, disability or termination for cause is the same as under the M&I Change of Control Agreements.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors of M&I who are not employees are paid a retainer fee of $35,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting and each committee meeting which they attend. The chair of the Audit Committee is paid a retainer fee of $10,000 per year. The chairs of the Compensation, Nominating, Retirement Investment and Risk Management Committees are each paid a retainer fee of $7,500 per year. The director appointed to act as presiding director at the non-management executive sessions of the Board is paid $5,000 per year to act in such capacity. M&I has established a deferred compensation plan for its directors. Under such plan, all or part of the fees received by a director may be deferred at the election of the director. Amounts deferred may be allocated to one of two accounts as selected by the participating director: (i) the Common Stock account or (ii) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks. Payment of benefits from the Common Stock account is made in shares of Common Stock. The deferred compensation plan also allows directors to defer the receipt of shares issued upon the exercise of stock options, but only to the extent allowable under Section 409A of the Code. Deferred amounts are payable to a participating director at the election of the participating director. The election choices for 2006 plan year deferrals range from lump sum distribution after termination to five or ten annual installments after termination of service. Messrs. Baur, Jacobs, Daniels, Kellner, Mellowes, Meyer, O’Toole, Schaefer and Urdan elected to defer compensation under the plan during 2005.

Directors of M&I who are also directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the director compensation schedule of such subsidiaries. Directors of subsidiaries of M&I may also elect to defer compensation under the plan. Messrs. Abdoo, Jacobs, Urdan, Wardeberg and Wigdale are directors of M&I Marshall & Ilsley Bank; Mr. Baur is Chairman of Southwest Bank of St. Louis; and Mr. Urdan is a director of M&I Community Development Corporation. In addition, it has been the practice of the Company that individuals who served as directors of M&I Bank prior to 1994 are elected Directors Emeritus of M&I Bank each year for a number of years equal to the length of time such person served as director. Pursuant to this practice, such Directors Emeritus receive a fee equal to the retainer fee in effect for directors of M&I Bank at the time such person retired from the board. Current directors of M&I who are eligible to become Directors Emeritus of M&I Bank include Messrs. Abdoo, Orr, Urdan, Wardeberg and Wigdale. Mr. Orr will be eligible to be elected a Director Emeritus pursuant to this practice upon his retirement from the M&I Board.

Directors of M&I who are not employees of M&I or its subsidiaries also participate in the Company’s stock option plans. On the date of each Annual Meeting of Shareholders, each participant in the plan elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 5,000 and the number of years in the term to which such participant has been elected. In addition, a person who becomes a participant because such person is appointed to fill a vacancy on the Board of Directors, or a director who becomes a participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 5,000 and the number of years remaining in such participant’s term as a director of the Company. Under the terms of this plan, the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, the options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the participant’s election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

M&I allows directors and their spouses incidental use of Company aircraft for personal purposes. Under this incidental use arrangement, the director and the director’s spouse are, on occasion, allowed to use otherwise unoccupied space on Company aircraft for a flight which was otherwise scheduled.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

General Policy

The Compensation and Human Resources Committee (the “Compensation Committee”) determines the compensation policy for executive officers, makes awards and sets performance criteria under the Company’s incentive plans, and determines the salary levels for executive officers. The Company’s compensation program is designed to offer a competitive total compensation value that will attract and retain high quality talent and ensure alignment of a significant portion of the executive’s total compensation to the annual and long-term performance of the Company as well as the creation of stockholder value. The Compensation Committee bases its compensation decisions primarily on its overall assessment of the executive’s contribution to the profitability of the Company on both a long-term and short-term basis and the relevant market relationship of the executive officer’s compensation. The Compensation Committee reviews the executive’s performance in light of both the historical financial performance of the Company and the Compensation Committee’s assessment of the executive’s role in ensuring the future financial success of the Company. In this respect, the Compensation Committee seeks to reward leadership, innovation and entrepreneurship. The compensation package for senior executives has both objective (performance based) and subjective elements. Awards under the Annual Executive Incentive Plan are based on the achievement of specified performance criteria determined by the Compensation Committee. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Compensation Committee in determining that executive’s compensation. The Compensation Committee reviews the compensation plans for executives in order to determine whether such plans are consistent with the Company’s objectives and financial performance.

Federal income tax law prohibits publicly held companies, such as M&I, from deducting certain compensation paid to a named executive officer that exceeds one million dollars during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included in the computation of the limit. Although the Compensation Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its shareholders, to attempt to qualify executive compensation as tax deductible, it does not intend to permit this arbitrary tax provision to distort the Compensation Committee’s development and execution of effective compensation plans. Thus, the Compensation Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations could compromise the interests of shareholders.

2005 Compensation

Overview

With regard to 2005 compensation decisions, the Compensation Committee reviewed the Company’s financial performance on both a long-term and short-term basis, the compensation paid to the Company’s executive officers relative to similar companies and other information which the Compensation Committee deemed relevant in the case of any particular individual. The Compensation Committee reviewed information comparing the Company’s performance, size and compensation levels to a group of sixteen regional bank holding companies and reviewed the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of the Company’s executive officers relative to those companies. The Compensation Committee also considered other analyses of the Company’s compensation levels and financial performance, including comparisons to the companies in the KBW 50 Index, which is the same peer group used in the performance graph. In addition, the Compensation Committee reviewed tally sheets setting forth the components of compensation and the total compensation of the Company’s Chief Executive Officer and each of the Company’s next four most highly compensated executive officers, and consulted with Hewitt Associates LLC, the Company’s compensation consultants, in connection with various compensation decisions.

The Compensation Committee analyzed the peer group data and other information in order to reflect competitive factors and performance in the compensation of the Company’s executives. In the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company’s performance, the Compensation Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including total shareholder return, earnings per share, return on tangible equity and return on average assets). The Compensation Committee’s decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Compensation Committee’s subjective assessment of the executive’s performance.

Base Salary

In determining the base salaries for the Company’s executive officers, the Compensation Committee takes a long-term view of the executive’s job performance, the Company’s financial performance and the salaries paid in the marketplace to executives with similar responsibilities. Based on its review of these factors and of the total compensation opportunities of each senior executive officer, the Compensation Committee deemed it appropriate to increase the 2005 base salaries of certain executive officers. The 2005 base salaries of Messrs. Furlong, Martire, Presley and O’Neill were set at $525,000, $450,000, $400,000 and $370,000, respectively. The Compensation Committee believes the base salaries are commensurate with the Compensation Committee’s evaluation of the factors and information it reviewed.

Annual Executive Incentive Plans

The Annual Executive Incentive Plan provides for annual cash incentives (bonuses) to the participants, which include all but one of the executive officers, based upon one or more objective financial performance criteria selected by the Compensation Committee. Metavante Corporation’s President and Chief Executive Officer participates in the Metavante Corporation Management Incentive Plan, a separate plan related to the performance of Metavante Corporation. The Annual Executive Incentive Plan and the Metavante Corporation Management Incentive Plan reward eligible senior executives with an incentive award based on a percentage of each participant’s base salary if the performance goals set by the Compensation Committee are met for that year. In evaluating the participants’ bonus opportunity under the plans, the Compensation Committee considers bonus amounts provided by peer companies. The performance criterion under the Annual Incentive Plan for 2005 was based upon earnings per share adjusted for certain items as approved by the Compensation Committee. The performance criteria under the Metavante Corporation Management Incentive Plan for 2005 were based upon revenues and net income. Results under the plans exceeded the target performance levels established by the Compensation Committee for 2005, and resulted in eligible senior executives receiving payouts ranging from 54% to 158% of their respective 2005 base salaries as compared to payouts ranging from 56% to 165% of base salaries in 2004. Under the Annual Executive Incentive Plan, Messrs. Furlong, Presley and O’Neill received payouts of 142%, 125% and 125%, respectively, of their respective 2005 base salaries. Under the Metavante Corporation Management Incentive Plan, Mr. Martire received a payout of 129% of his 2005 base salary. In future years, the Compensation Committee may use performance criteria different than those used for 2005.

Long-Term Compensation

It is the intention of the Compensation Committee to continue to emphasize long-term awards in the compensation provided to the Company’s executive officers. In arriving at the 2005 long-term award levels, the Compensation Committee compared the total compensation opportunities and the total value of each executive’s long-term award package in relation to those provided by peer companies for similar positions. The Compensation Committee also determined the allocation of long-term awards to each long-term compensation component, which includes awards under the Company’s Executive Stock Option and Restricted Stock Plan and long-term incentive plans.

The Compensation Committee determined to grant a combination of stock options and restricted stock awards in 2005. In determining the total number of options to be granted in 2005 to all employee recipients, including the executive officers, the Compensation Committee reviewed the annual option awards and cumulative options outstanding of the peer group companies in relation to outstanding shares. In 2005, option grants to employees totaled 3,831,980 options, or approximately 1.6% of shares outstanding as of December 31, 2005, and restricted stock awards to employees totaled 183,700 restricted shares, or 0.1% of shares outstanding as of December 31, 2005. Messrs. Furlong, Martire, Presley and O’Neill were granted 101,250, 67,500, 45,000 and 50,000 stock options and 11,250, 7,500, 5,000 and 5,550 restricted shares, respectively, in 2005. The Compensation Committee believes annual awards at this level are well within competitive practice relative to the peer group companies, and that the total value of such awards, as well as the allocation of such awards under the Company’s Executive Stock Option and Restricted Stock Plan and long-term incentive plans, are fair and appropriate.

The Compensation Committee has approved awards of units representing share equivalents of the Company’s Common Stock for participants in the Company’s 1994 Long-Term Incentive Plan and cash-based awards for participants in the Metavante Corporation Long-Term Incentive Plan, including the Company’s executive officers, with respect to the three-year period from January 2006 through December 2008. Under the 1994 Long-Term Incentive Plan, the performance criteria for this three-year cycle will be based upon both the Company’s total shareholder return in relation to companies in the KBW 50 Index and the Company’s cumulative three-year earnings per share adjusted for certain items relative to predetermined goals. Under the Metavante Corporation Long-Term Incentive Plan, the performance criteria for this three-year cycle will be based upon Metavante’s cumulative net income for the three-year period, as well as the performance criteria under the 1994 Long-Term Incentive Plan. Messrs. Furlong, Presley and O’Neill were awarded 12,000, 5,000 and 5,000 units, respectively, under the 1994 Long-Term Incentive Plan. Mr. Martire’s targeted cash-based payment was $300,000 under the Metavante Corporation Long-Term Incentive Plan. Payment of long-term incentive awards is contingent upon the Company’s or Metavante’s achievement of specified performance criteria, and no payouts will occur if the Company does not meet those criteria.

Chief Executive Officer Compensation

In determining Mr. Kuester’s salary, annual incentive opportunity and long-term awards, the Compensation Committee’s review concentrated on the prevailing market rates of compensation for his position, the Company’s current and prior year’s financial performance and the performance evaluation that was completed by the Compensation Committee. The Compensation Committee also considered the compensation of the chief executive officers of the peer group companies, taking into account the Company’s size and performance relative to the companies in the peer groups, in order to determine whether Mr. Kuester is compensated on a basis which is appropriate. The Compensation Committee reviewed the total value of Mr. Kuester’s long-term awards and determined the allocation of such awards to each compensation component. Based on the information considered by the Compensation Committee, Mr. Kuester’s 2005 base salary was set at $900,000. Mr. Kuester received a payout under the Annual Executive Incentive Plan of approximately 158% of his base salary, resulting from the Company’s 2005 financial performance in relation to the goals established under the plan. In addition, Mr. Kuester was granted 202,500 stock options and 22,500 restricted shares in 2005, and was awarded 18,000 units under the Corporation’s 1994 Long-Term Incentive Plan. It is the Compensation Committee’s conclusion that Mr. Kuester’s compensation is well within competitive practice, recognizing the performance of the Company.

The Compensation and Human Resources Committee:

Mr. Wardeberg, Chairman	Mr. O’Toole	Mr. Shiely

PERFORMANCE GRAPH

The following graph shows the cumulative total stockholder return on the Company’s Common Stock over the last five fiscal years compared to the returns of the Standard & Poor’s 500 Stock Index and the KBW 50 Index.

Cumulative Total Return

Assumes Dividends Reinvested

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
M&I	$100	$127	$112	$160	$189	$188
S&P 500	100	88	69	88	98	103
KBW 50	100	96	89	119	131	133

KBW = Keefe, Bruyette & Woods 50-Bank Index; S&P = Standard & Poor’s 500.

AUDIT COMMITTEE REPORT

The Audit Committee of Marshall & Ilsley Corporation has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Deloitte & Touche required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with Deloitte & Touche the auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Fees Paid to Independent Auditors

The following table presents fees for audit services rendered by Deloitte & Touche for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed by Deloitte & Touche for other services rendered during the same periods.

	2005	2004
Audit Fees	$1,649,000	$1,326,000
Audit-Related Fees	1,413,000	1,155,000
Tax Fees	499,000	1,331,000
All Other Fees	—	—

Total	$3,561,000	$3,812,000

Audit Fees. Services rendered in this category in 2005 and 2004 consisted of:

•	audits of the consolidated and various affiliates’ financial statements;

•	reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q;

•	audit of the Company’s internal control over financial reporting and attestation to management’s assessment thereof; and

•	services associated with registration statements, periodic reports and other documents filed with the Securities and Exchange Commission or other documents issued in connection with securities offerings, such as comfort letters and consents.

Audit-Related Fees. Services rendered in 2005 and 2004 in this category, which includes assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements, consisted primarily of:

•	internal control reviews, including SAS 70 reviews of the internal controls that were in operation at the Company’s service organizations;

•	due diligence services pertaining to acquisitions and dispositions;

•	attestation to management’s assertions relating to minimum servicing standards for certain securitization trusts;

•	financial statement audits of employee benefit plans, common and collective funds; and

•	various agreed upon procedure reports.

Tax Fees. The aggregate fees billed in 2005 and 2004 for services rendered in this category, which includes professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning consisted primarily of:

•	tax planning and other non-compliance consultation, including tax audit assistance and ruling requests;

•	tax compliance and ruling requests, including federal and state tax return preparation.

All Other Fees. Deloitte & Touche did not provide any products and services other than the services reported above in 2005 and 2004.

Pre-Approval Policy

The Audit Committee must pre-approve all audit and non-audit services to be provided by the Company’s independent auditors, subject to a de minimus exception as provided in its charter. The Audit Committee has adopted a pre-approval policy relating to audit and non-audit services. This policy provides that the Company’s auditors may only provide those “tax” and “other” services that the Audit Committee believes will not impair the auditors’ independence. The Audit Committee believes that the provision of audit-related services, which are traditionally performed by the independent auditors, does not impair the independence of the auditors.

The pre-approval policy describes the permitted audit, audit-related, tax and other services that have the pre-approval of the Audit Committee, including the pre-approved fee levels for all services. Unless a type of service to be provided by the independent auditors has received general pre-approval, it must receive specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved fee levels require specific pre-approval by the Audit Committee. The term of any pre-approval is generally one year from the date of pre-approval or, if the pre-approval relates to a specific project, for the term of the project. The chair of the Audit Committee has the authority to grant pre-approvals of audit and non-audit services between meetings, provided that any such pre-approval must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee will annually review and pre-approve services that that may be provided by the independent auditors.

The Audit Committee:

Mr. Orr, Chairman                                 Mr. Jacobs                                 Ms. Lyall

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche as the Company’s independent auditors for the fiscal year ending December 31, 2006 and is seeking the ratification of their appointment by the shareholders. Deloitte & Touche audited the Company’s financial statements for the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

Ratification of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending December 31, 2006 requires that the number of votes cast in favor of ratification exceed the number of votes cast against ratification. If the appointment of Deloitte & Touche is not ratified, the Audit Committee will consider the shareholders’ action in deciding whether to appoint Deloitte & Touche as the Company’s independent auditors for 2007.

The Board of Directors recommends a vote FOR ratification of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

3. APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN

Material Features of the Plan

Introduction. The Board of Directors adopted the 2006 Equity Incentive Plan (the “2006 Plan”) in February 2006, subject to shareholder approval, in order to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and to reward them for making contributions to the success of the Company. At its February 2006 meeting, the Board also adopted amendments to the Company’s 2003 Executive Stock Option and Restricted Stock Plan that eliminate liberal share counting for that plan and provide that dividend equivalents can only be paid on shares of restricted stock. The Board previously adopted an amendment to the Company’s 1994 Long-Term Incentive Plan for Executives to provide that awards thereunder can only be paid in cash.

The 2006 Plan includes the following provisions:

•	the exercise price for options and stock appreciation rights cannot be less than the fair market value of the Company’s Common Stock on the date of grant;

•	the exercise prices for options or stock appreciation rights cannot be repriced without shareholder approval, except to reflect changes to the capital structure of the Company as set forth in Section 14 of the Plan;

•	a maximum term of ten years for options and stock appreciation rights;

•	a maximum of 10% of the shares available for issuance under the 2006 Plan can be in the form of restricted shares or restricted stock units, and the 2006 Plan does not have liberal share counting provisions (such as provisions that would permit shares withheld for payment of taxes or the exercise price of stock options to be re-granted under the plan);

•	dividend equivalents can only be part of an award of restricted shares or restricted stock units; and

•	awards cannot be transferred to third parties, with the exception of certain estate planning transfers, which can be made if the committee that administers the 2006 Plan approves such transfers.

The complete text of the 2006 Plan is set forth in Appendix B. The following summary of the material features of the 2006 Plan is qualified in its entirety by reference to Appendix B.

Eligibility. Persons eligible for awards under the Plan, if approved, will include current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company and who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Compensation Committee or the management of the Company, can have a significant effect on the success of the Company. As of February 15, 2006, approximately 2,000 individuals would be eligible to participate in the 2006 Plan.

Administration. If approved, the 2006 Plan will be administered by the Compensation Committee. Except to the extent prohibited by applicable law, the Compensation Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Compensation Committee may establish.

Awards. Awards under the Plan may include incentive stock options (which we refer to as “ISOs”) and non-statutory stock options (which we refer to as “NSOs”), shares of restricted stock or restricted stock units, or stock appreciation rights (which we refer to as “SARs”), each as described below. The Compensation Committee is responsible for determining the type or types of awards to be made to each participant. The terms, conditions and limitations applicable to each award, including any vesting requirements, will be set forth in the related award agreement. In all events, upon the occurrence of a change in control (as defined in the 2006 Plan), all awards will become fully vested and immediately exercisable.

The aggregate number of shares of Common Stock subject to the 2006 Plan is 17,500,000 shares, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two, and all of which may be granted in the form of ISOs. No individual may receive options covering or grants of shares consisting of more than 2,500,000 shares in the aggregate during the term of the 2006 Plan, and the Company may not issue more than 1,750,000 shares of restricted stock or restricted stock units during the term of the 2006 Plan. The 2006 Plan will terminate on April 25, 2016, subject to early termination by the Company’s Board as described in the 2006 Plan, and no awards may be made under the 2006 Plan after such date.

Stock Options. Stock options are rights to purchase a specified number of shares of Common Stock for a purchase price of not less than 100% of the fair market value of the Common Stock on the date of grant. The Compensation Committee may not reduce the purchase price for Common Stock pursuant to a stock option after the date of grant without the consent of the Company’s shareholders, except in accordance with certain exceptions set forth in the Plan. A stock option may be designated by the Compensation Committee in the award agreement as an NSO for all participants or an ISO for employee participants. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Compensation Committee, must comply with Section 422 of the Code which, among other limitations, provides that the aggregate fair market value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a participant during any calendar year may not exceed $100,000; that ISOs must be priced at not less than 100% of the fair market value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that ISOs must be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions relating to an option grant will be established by the Compensation Committee and set forth in the award agreement. The closing sale price of the Common Stock on the New York Stock Exchange on March 8, 2006 was $43.33.

Restricted Stock or Restricted Stock Unit Award. A restricted stock or restricted stock unit award is an award of stock, or in the case of a restricted stock unit, a bookkeeping entry granting a participant the right to a share of Common Stock in the future, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Compensation Committee and set forth in the award agreement.

SARs. SARs or stock appreciation rights refers to a grant of the right to receive, upon exercise, the difference between the fair market value of a share of Common Stock on the date of exercise, and the grant value of each SAR. The grant value will not be less than 100% of the fair market value of the Common Stock on the date of grant, as set forth in the award agreement. The difference between the fair market value on the date of exercise and the grant value, multiplied by the number of SARs exercised (which we refer to as the “spread”), will be paid in shares of Common Stock with a fair market value equal to the spread. However, the Company may, in the sole discretion of the Compensation Committee, elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Compensation Committee, with a fair market value equal to the spread. The other restrictions and conditions of the SARs will be established by the Compensation Committee and set forth in the award agreement.

Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the 2006 Plan. However, no amendment or termination may adversely affect the rights of any participant or beneficiary under any award granted under the 2006 Plan without the written consent of the affected participant prior to the date such amendment is adopted by the Board, except (1) to the extent necessary for participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (2) for adjustments permitted under the 2006 Plan. In addition, the Board may not, without further shareholder approval, adopt any amendment to the 2006 Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the New York Stock Exchange.

Adjustments. In the event of certain changes in the capital structure of the Company, the Compensation Committee may make proportionate equitable adjustments to outstanding awards such that the net value of the award is not changed. Any adjustment action taken by the Compensation Committee will be conclusive and binding on all participants, the Company and their successors, assigns and beneficiaries.

Termination of Employment or Service. In the event of termination of employment or service other than as a result of death, disability or “retirement” (as defined in the 2006 Plan), a participant will generally have 90 days after termination to exercise options which were vested on the date of termination. A participant who is a non-employee director of the Company will generally have until the earlier of the tenth anniversary of the date of grant or the third anniversary of the termination of the participant’s service as a director to exercise options which were vested on the date of termination. The Compensation Committee has discretion to provide the period for which, and the extent to which, options remain exercisable in the event of termination of employment resulting from death, disability or retirement. Restricted stock and restricted stock units are generally forfeited upon termination of employment.

Federal Income Tax Consequences

Counsel for the Company has advised that the federal income tax consequences of NSOs, ISOs, restricted stock, restricted stock units and SARs proposed to be granted under the 2006 Stock Option Plan are generally as follows:

NSOs. The grant of an NSO will have no federal income tax consequences to the Company or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and the Company will ordinarily be entitled to a deduction for such amount. Gains recognized on the exercise of options by employees will be subject to income and employment tax withholding. The holder of shares acquired upon exercise of an NSO will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the shares acquired upon the exercise of an ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If a participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise. If, however, the participant disposes of his or her shares within the holding periods described above, (i) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

Restricted Stock. The grant of restricted stock is not a taxable event to a participant, absent an election under Section 83(b) of the Code. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the restrictions lapse, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted shares equal to their fair market value at the date of grant less any amount paid by the participant for the shares, determined without regard to the restrictions imposed thereon. In both cases, the amount taxed as ordinary income will be subject to income and employment tax withholding if the participant is an employee. If the restricted shares are subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes. The Company will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will generally equal the amount of ordinary income recognized by the participant, subject to the applicability of Section 162(m) of the Code, which limits the deductibility of compensation in excess of $1 million paid to a named executive officer if it is not performance-based.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant or vesting of restricted stock units. However, upon vesting, the then fair market value of the units is subject to income and employment tax withholding if the participant is an employee. The participant will recognize taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. If the participant is an employee, the ordinary income recognized on distribution is subject to income and employment tax withholding. Upon the distribution of shares to a participant with respect to restricted stock units, the Company will ordinarily be entitled to a deduction for federal income tax purposes (subject to the requirements of Section 162(m) of the Code) in an amount equal to the taxable ordinary income recognized by the participant. The basis of the shares of Common Stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares plus any amount paid for the restricted stock units, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date the shares are distributed to the participant.

SARs. A participant will not be deemed to have received taxable income upon the grant or vesting of an SAR. Upon the exercise of an SAR, a participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any Common Stock received plus the amount of any cash received, and the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of such exercise. Gains recognized on the exercise of SARs by employees will be subject to income and employment tax withholding. The basis of shares received upon the exercise of an SAR will equal the fair market value of the shares at the time of exercise, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date the shares are distributed to such participant.

The foregoing summary does not contain a complete analysis of all the potential tax consequences of the types of awards proposed to be granted under the 2006 Plan, including employment tax and state, local or foreign income tax consequences.

Vote Required

Approval of the 2006 Plan requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of the Company’s outstanding shares. Abstentions will have the effect of votes against the proposal and broker non-votes will not be counted as votes cast on the proposal.

The Board of Directors recommends a vote FOR approval of the 2006 Equity Incentive Plan.

4. SHAREHOLDER PROPOSAL:

DECLASSIFICATION OF BOARD OF DIRECTORS

Gerald R. Armstrong, a shareholder of the Company who owns approximately 859 shares of Common Stock, has notified the Company of his intention to propose a resolution at the Annual Meeting of Shareholders. Mr. Armstrong’s address is 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, and his telephone number is 303-355-1199. The resolution and supporting statement provided by Mr. Armstrong are set forth below. The Company is not responsible for the contents of Mr. Armstrong’s proposal or supporting statement.

Resolution

That the shareholders of MARSHALL & ILSLEY CORPORATION request their Board of Directors to take those steps necessary to eliminate the classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, M&I’s board is divided into three classes with each serving staggered three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability and is an unnecessary take-over defense.

In recent annual meetings, many corporations have repealed three-year terms for directors and replaced them with one-year terms realizing that accountability is beneficial for shareholders. These corporations include Pfizer, Sprint, Equity Residential Properties, IStar Financial, West Coast Bancorp, Bristol-Myers Squibb, Dow Jones, North Valley Bancorp, and Equity Office Properties Trust, to name just a few.

The 2003 proxy statement of PFIZER, INC. states: “The Board believes that all Directors should be equally accountable at all times for the company’s performance and that the will of the majority of shareholders should not be impeded by a classified board. The amendment will allow shareholders to review and express their opinions on the performance of all Directors each year.”

WEST COAST BANCORP stated in its 2003 proxy statement: “Annual election will facilitate the election of directors who will, in the view of a majority of shareholders, manage the company in the best interests of the company and its shareholders.”

WISCONSIN ENERGY CORPORATION adopted one-year terms for its directors in their annual meeting held in 2004. Its proxy statement said: “A classified board has the effect of making it more difficult … for stockholders to change a majority of directors even where a majority of stockholders are dissatisfied with the performance of incumbent directors.”

The performance of our management and our Board of Directors has been challenged by new regulations and laws, such as Sarbanes-Oxley, which require greater accountability than ever before. Now, let’s elect our Directors with maximum, not minimum, accountability.

If you agree, please vote FOR this proposal.

RESPONSE OF THE BOARD OF DIRECTORS

The businesses and markets in which the Company and its subsidiaries engage are highly complex, and the long-term success of the Company and its subsidiaries is dependent upon the Company’s directors having a deep understanding of those businesses and markets and the ability to plan and execute long-term strategies for the direction of the Company. The Board believes that the classified structure provides stability and facilitates the necessary understanding and abilities by ensuring that, at any given time, a majority of the Company’s directors have prior experience as a director of the Company and a strong knowledge of the Company’s businesses and strategies. The Board therefore believes that the classified structure results in an experienced and knowledgeable Board of Directors that is well positioned to make decisions that are in the best interests of the Company and its shareholders.

The Board also believes that a classified board structure reduces the Company’s vulnerability to unfriendly or unsolicited takeover tactics that may not be in the best interests of the Company’s shareholders. A classified structure encourages a third party that might otherwise engage in an unfriendly or unsolicited effort to take over control of the Company to instead negotiate at arm’s-length with the Board, or requires such a third party to take its proposal to the Company’s shareholders over a period of at least two annual meetings. Arm’s length negotiations allow the Board the flexibility and leverage required to negotiate any proposed transaction on terms most likely to maximize shareholder value, and additional time allows the Board to thoroughly exercise its fiduciary duties and to evaluate the adequacy and fairness of any takeover attempt.

Finally, the Board is confident that the benefits of the classified board structure do not come at the price of reduced accountability to shareholders. Directors elected to a classified board are no less accountable to shareholders than they would be if the board were declassified and all directors were elected annually, because directors are required to uphold the same fiduciary duties regardless of the length of their terms. The Board believes that the annual election of approximately one-third of the Company’s directors provides shareholders with an effective means to communicate their views on the performance of the Company and its directors, and to effect changes to the Board as they see fit.

The Company’s Board and the Nominating and Corporate Governance Committee of the Board have carefully considered this proposal and the arguments in favor of and against a classified board of directors. The Board believes that the Company’s current classified board structure continues to promote the best interests of the Company’s shareholders.

Vote Required

Approval of this proposal would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it.

The Board of Directors recommends a vote AGAINST the shareholder proposal to request the Board of Directors to declassify the Company’s Board.

SUBMISSION OF SHAREHOLDER PROPOSALS

The 2007 Annual Meeting of Shareholders is scheduled for April 24, 2007. In accordance with the Company’s By-laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2007 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 2007 Annual Meeting of Shareholders must be submitted to the Company no later than January 25, 2007. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company’s By-laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2007 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 16, 2006. Proposals should be directed to Mr. Randall J. Erickson, Senior Vice President, General Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

PENDING LEGAL PROCEEDINGS

No director or executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 2005 all filing requirements were complied with, except that late reports were filed in connection with transactions by Messrs. Daniels and Jacobs. In addition, it has come to the attention of the Company that in 1999 a sale of M&I Common Stock by Mr. Meyer was underreported by 100 shares.

OTHER VOTING INFORMATION

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Central Time, on April 24, 2006. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction with this Proxy Statement, or you may need to contact your broker, bank, or other nominee to determine whether you will be able to vote electronically using the Internet, telephonically, or what is required to vote your shares in person at the Annual Meeting.

OTHER MATTERS

Although management is not aware of any other matters that may come before the meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Randall J. Erickson, Senior Vice President, General Counsel and Secretary

Appendix A

CATEGORICAL STANDARDS FOR LENDING, BANKING AND OTHER

BUSINESS RELATIONSHIPS INVOLVING MARSHALL & ILSLEY

CORPORATION DIRECTORS

February 16, 2006

A.	Unless the Board of Directors of the Corporation determines otherwise, a director of the Corporation who otherwise meets the independence standards set forth in Section 303A of the NYSE Corporate Governance Listing Standards (the “NYSE Listing Standards”) will not fail to be deemed “independent” for purposes of the NYSE Listing Standards solely as a result of the following relationships:

1.	Lending and Banking Relationships

Lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between the Corporation and its subsidiaries, on the one hand, and the director or a company with which the director is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other, provided that

(a)	such relationships are in the ordinary course of business of the Corporation and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

(b)	with respect to extensions of credit by the Corporation or its subsidiaries to any such person or company, such extensions of credit:

(i)	have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934; and

(ii)	no event of default has occurred and is continuing under the loan.

2.	Other Business Relationships

(a)	Where a director was, more than three years ago, an employee of the Corporation, or where an immediate family member of a director was, more than three years ago, an executive officer of the Corporation;

(b)	where a director, or an immediate family member of such director, has received direct compensation from the Corporation in an amount equal to or less than $100,000, other than any director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), during any 12-month period within the last three years, or in any amount prior to the last three years;

(c)	(i) where a director, or an immediate family member of such director, was but is not currently a partner the Corporation’s internal or external auditing firm; (ii) where a director was but is not currently an employee of such a firm; (iii) where a director has an immediate family member who was but is not currently an employee of such a firm and who participated in the firm’s audit, assurance or tax compliance practice; or (iv) where a director, or an immediate family member of such director, was a partner or employee of such a firm more than three years ago;

(d)	where a director was, more than three ago, employed as an executive officer of another company where any of the Corporation’s present executive officers at the same time served on that company’s compensation committee;

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(e)	where a director is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments (including payments of interest and other loan fees) to, or received payments from, the Corporation for property or services in an amount which, in any of the Corporation’s last three fiscal years, was equal to or less than the greater of $1 million or 2% of such other company’s consolidated gross revenues, or in any amount prior to the Corporation’s last three fiscal years; and

(f)	where a director is or was an executive officer of any tax exempt organization to which the Corporation made contributions in an amount equal to or less than the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues in any of the Corporation’s last three fiscal years, or in any amount prior to the Corporation’s last three fiscal years.

For purposes of the foregoing, the term “immediate family member” shall have the meaning set forth in the Commentary to Section 303A.02(b).

B.	Unless the Board of Directors of the Corporation determines otherwise, the relationships described in paragraphs A.1 and A.2 hereof will be deemed to be “immaterial” for purposes of Section 303A.02 of the NYSE Listing Standards, provided that disclosure of such relationships would not be required under Item 404 of SEC Regulation S-K.

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Appendix B

MARSHALL & ILSLEY CORPORATION

2006 EQUITY INCENTIVE PLAN

1. Objectives. The Marshall & Ilsley Corporation 2006 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

(a) “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit or SAR (stock appreciation right) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of Marshall & Ilsley Corporation.

(d) “Cause” shall mean the discharge of an employee on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which are detrimental to the business of the Company.

(e) “Change in Control” shall mean any of the following:

(i) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of common stock shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change in Control under paragraph (iii) of this Section 2(e); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $1.00 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean a committee of the Board composed of two or more independent directors. The Committee shall be the Compensation and Human Resources Committee of the Board, unless the Board designates a different qualifying Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

(i) “Company” shall mean Marshall & Ilsley Corporation, its direct and indirect subsidiaries, and partnerships and other business ventures in which Marshall & Ilsley Corporation or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participants is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

(j) “Fair Market Value” shall mean the closing sale price of Common Stock on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal on the indicated date. If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(l) “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

(m) “Option” shall mean (1) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (2) with respect to any non-employee, a Non-Statutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

(n) “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides services to the Company to whom an Award has been made under the Plan.

(o) “Plan” shall mean the Marshall & Ilsley Corporation 2006 Equity Incentive Plan.

(p) “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(q) “Restricted Stock Unit” shall mean a right to receive one share of Common Stock granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

(r) “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

(s) “Retirement” shall mean the termination of a Participant’s employment on or after age 65.

3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

4. Common Stock Available for Awards.

(a) Number of Shares. Subject to adjustment as provided in Section 14 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 17,500,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two. For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (1) any shares which have been issued as Restricted Stock or Restricted Stock Units which are forfeited to the Company shall be treated, following such forfeiture, as shares which have not been issued; (2) upon the exercise of an SAR granted under the Plan, the full number of SARs granted at such time shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; and (3) shares of Common Stock withheld to satisfy taxes and shares of Common Stock used to exercise an Option or SAR, either directly or by attestation, shall be treated as issued hereunder.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 14 hereof, up to 17,500,000 shares of Common Stock may be granted in the form of Incentive Stock Options.

(c) Limits. Subject to adjustment as provided in Section 14 hereof, no individual shall be eligible to receive Awards aggregating more than 2,500,000 shares of Common Stock reserved under the Plan during the term of the Plan and the Company will not issue more than 1,750,000 shares of Restricted Stock or Restricted Units during the term of the Plan. For purposes of determining the maximum number of these types of Awards available for grant under the Plan, any shares of Restricted Stock which are forfeited to the Company, or any Restricted Stock Units which are forfeited to the Company, shall be treated, following such forfeiture, as Awards that have not been granted under the Plan.

(d) Securities Law Filings. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons.

6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable. The type of Awards available under the Plan are those listed in this Section 7.

(a) Stock Option. A grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. In addition, the Committee may not reduce the purchase price for Common Stock pursuant to an Option after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 14 hereof. Further, an Option may not be exercisable for a period in excess of ten years. An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees. An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b) Restricted Stock or Restricted Stock Unit Award. An Award of stock, or in the case of a Restricted Stock Unit, a bookkeeping entry granting a Participant the right to a share of Common Stock in the future, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.

(c) SARs. A grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common stock on the date of exercise, and the “Grant Value” of each SAR. The Grant Value shall be not less than 100% of Fair Market Value on the date of grant, as set forth in the Award Agreement. The Committee may not reduce the Grant Value after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 14 hereof. The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash. Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread. The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

8. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code, including Section 409A of the Code. Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments of Restricted Stock or Restricted Stock Units.

9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Nonstatutory Stock Option or SAR is exercised or the Restricted Stock vests. In the case of Restricted Stock Units, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding. Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

11. Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

(a) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except (1) to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (2) for adjustments permitted under Section 14 hereof; and

(b) the Board may not, without further approval of the shareholders, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the New York Stock Exchange (or if the Common Stock is not then listed on the New York Stock Exchange, the listing standards of such other exchange or inter-dealer quotation system on which the Common Stock is listed). In addition, the Board may not reduce the exercise price of an Option or the Grant Value of an SAR without the consent of the Company’s shareholders, except in accordance with the adjustments pursuant to Section 14 hereof.

12. Termination of Employment or Service. If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 12, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, (i) if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination and (ii) a non-employee director’s Option shall terminate upon the earlier of the tenth anniversary of the date of grant or the third anniversary of the termination of the Participant’s service as a director. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Retirement. When a Participant’s employment terminates as a result of Retirement or early retirement, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement or early retirement, and the exercisability and vesting of any Award may be accelerated.

(b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may authorize, where appropriate taking into account any regulatory or accounting implications of such action, the acceleration and/or continuation of all or any part of Awards granted prior to such termination.

(c) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, the Company’s long-term disability plan, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee’s determinations shall be binding and conclusive on all interested parties.

(d) No Employment or Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

13. Nonassignability. Except as provided in subsection (c) of Section 12 and this Section 13, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards, other than Incentive Stock Options, to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

14. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) available for Incentive Stock Options, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 14 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.

15. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them. Any notice to a Participant shall be addressed to the Participant at his last known address as it appears on the Company’s records.

16. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the

Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

17. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

18. Effective and Termination Dates. The effective date of the Plan is April 25, 2006. The Plan shall terminate on April 25, 2016 subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

19. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

Marshall & Ilsley Corporation

2006 Annual Meeting of Shareholders

Tuesday, April 25, 2006

10:00 a.m. CST

Pabst Theater

144 East Wells Street

Milwaukee, Wisconsin 53202

Enjoy the convenience of Electronic Delivery!

M&I’s shareholders have the option of receiving shareholder communications, such as the Annual Report to Shareholders and Proxy Statement, electronically via the Internet instead of by mail. Electronic delivery of shareholder materials not only saves on printing and mailing costs, but also provides convenient online access to M&I’s shareholder materials. For more information, or to sign up for electronic distribution of shareholder materials, go to www.micorp.com and click Registered Shareholder Services.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MARSHALL & ILSLEY CORPORATION

The undersigned appoints Dennis J. Kuester and Mark F. Furlong, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Marshall & Ilsley Corporation held of record by the undersigned at the close of business on March 1, 2006 at the 2006 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 25, 2006 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

VOTE BY TELEPHONE OR INTERNET QUICK « « « EASY « « « IMMEDIATE

Marshall & Ilsley Corporation

Voting by telephone or Internet is quick, easy and immediate. As a Marshall & Ilsley Corporation shareholder, voting your shares electronically through the Internet or by telephone eliminates the need to return the proxy card. An electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 24, 2006.

Voting by Internet

www.continentalstock.com

Have this proxy card available when accessing the above website. You will be prompted to complete an electronic ballot.

Voting by Telephone

1 (866) 894-0537

Use any touch-tone telephone to vote. Have your proxy card available and follow the instructions provided.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING

ELECTRONICALLY OR BY THE TELEPHONE.

Voting by Mail

Mark, sign and date the proxy card below, detach it and return it in the postage-paid envelope provided.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.						Please mark your votes like this		☒

1.	ELECTION OF CLASS I DIRECTORS:	FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN

(To withhold authority to vote for any individual
nominee, strike a line through that nominee’s
name in the list below)

Class I (with terms expiring April 2009): 01. Mark F. Furlong,

02. Ted D. Kellner, 03. Katharine C. Lyall,

04. Peter M. Platten, III, 05. James B. Wigdale.

		☐	☐		3. PROPOSAL TO APPROVE THE MARSHALL & ILSLEY CORPORATION 2006 EQUITY INCENTIVE PLAN	☐	☐	☐

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO AUDIT THE FINANCIAL STATEMENTS OF MARSHALL & ILSLEY CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006	☐	☐	☐	4. SHAREHOLDER PROPOSAL TO REQUEST THE BOARD OF DIRECTORS OF MARSHALL & ILSLEY CORPORATION TO DECLASSIFY THE BOARD	☐	☐	☐

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date
NOTE:	Please sign exactly as name appears hereon. When shares are held by joint owners, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or another authorized officer. If a partnership, please sign in partnership name by an authorized person.